Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Results for the Second Quarter 2021

Results reflect the Merger with CFBanc Corporation on April 1 and

Completion of Private Placements of Common Stock on April 6, 2021

LOS ANGELES, CA – (BUSINESS WIRE) – August 16, 2021 – Broadway Financial Corporation (“Broadway”, “we” or the “Company”) (NASDAQ Capital Market: BYFC), reported consolidated net income of  $701 thousand, or $0.01 per diluted share, for the second quarter of 2021, compared to a consolidated net loss of $3.5 million, or $(0.13) per share for the first quarter of 2021 and consolidated net income of $216 thousand, or $0.01 per diluted share, for the second quarter of 2020.

Results for the second quarter of 2021 reflect the consolidated operations of CFBanc Corporation (“CFBanc”), including CFBanc’s subsidiary, City First Bank of D.C., National Association, as, on April 1, 2021: (i) CFBanc was merged into Broadway, with Broadway as the surviving entity, and (ii) Broadway’s former subsidiary, Broadway Federal Bank, f.s.b., was merged into City First Bank of D.C., National Association (with City First Bank of D.C., National Association as the surviving entity and the resultant bank being renamed City First Bank, National Association) (collectively, the “Merger”).  Accordingly, results for the second quarter of 2021 include the operations of Broadway and its current subsidiary, City First Bank, National Association (the “Bank”), whereas results for the first quarter of 2021 and the first half of 2020 include the results of Broadway Financial Corporation and its former subsidiary, Broadway Federal Bank, f.s.b.

Net income for the second quarter of 2021  was favorably impacted by an increase of $2.7 million, or 89.4%, in net interest income after loan loss provision compared to the second quarter of 2020, and a grant award of $1.8 million from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund, and negatively impacted by an effective tax rate of 71.3%, which reflected changes in the assumptions for the Company’s estimated annualized tax expense and an increase of $369 thousand in the valuation allowance on the Company’s deferred tax assets.  The issuance of 18,474,000 shares of common stock in the private placements that closed a few days after the Merger triggered a limitation on the use of the Company’s deferred tax assets.  As previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), the Company raised $32.9 million in gross proceeds from the sale of common stock in the private placements in the second quarter of 2021.

The net loss during the first quarter of 2021 was primarily due to Merger-related expenses of $5.4 million, which included severance and other compensation costs, and professional service fees.

For the first six months of 2021, the Company reported a net loss of $2.8 million, or $(0.06) per share, compared to net income of $183 thousand, or $0.01 per diluted share for the first six months of 2020.  Merger-related costs of $5.6 million, ($4.2 million net of tax) were recorded during the first six months of 2021.

Other Second Quarter Highlights:

•	Total assets exceeded $1 billion at the end of the second quarter, representing an increase of over 115% since December 31, 2020.
•
Total loans receivable, net of allowances, were over $600 million, representing an increase of $255 million, or 70.7%, since December 31, 2020.  The Company acquired approximately $226 million of loans in the Merger.

•
Gross loan originations during the quarter were $89.1 million, including $46.9 million of loans secured by multi-family residential properties and $26.4 million of Paycheck Protection Program (“PPP”) loans.

•
Overall liquidity improved during the second quarter as cash and equivalents, plus securities available for sale, increased by $271 million, and the ratio of total loans receivable, net of allowances, to total deposits declined to 87.2% from 116.1% at the beginning of the quarter.

•	Deposits totaled $705 million as of June 30, 2021, reflecting growth of $39 million, or 5.9%, since the Merger date.
•
Total equity increased by $98.4 million to $143.5 million since the Merger date, reflecting the value of the shares issued in the Merger and private placements, plus net income earned in the second quarter.

Chief Executive Officer, Brian Argrett, commented, “The second quarter marked the beginning of an exciting new chapter for Broadway Financial Corporation, with the completion of the Merger with CFBanc Corporation on April 1 and subsequent receipt of over $30 million of new common equity capital from marquee institutional investors.  We are reviewing and enhancing all aspects of our combined organization to ensure that we capture the full value, efficiencies, and synergies from the Merger and effectively seize the forward potential for improved economies of scale.  While the second quarter was adversely impacted by one-time tax adjustments that represented almost $1 million in higher income tax expense and an additional $207 thousand of Merger-related costs, we believe that the quarter provided an early and partial glimpse into the potential for enhanced financial performance from the Merger and additional capital. ”

“In that regard, we expect to deploy our liquid assets over the next few quarters in a prudent expansion of our loan portfolio to increase net interest income, net interest margin, and return on assets, while fulfilling our mission to provide capital and economic opportunities to low-to-moderate income communities in our geographic markets.  We have also been building our management team to ensure that we have the critical human capital needed to grow and manage a larger institution, and I am pleased to announce that we have recruited three experienced, talented members for our expanded senior management team for the combined organization.”

“Finally, I wish to thank all of our dedicated employees who worked tirelessly to successfully complete the merger and private placements and are now energetically focused on pursuing opportunities to improve the combined organization for the benefit of our stockholders and the low-to- moderate income communities that we serve.”

Net Interest Income

Second Quarter of 2021 Compared to First Quarter of 2021

Net interest income for the second quarter of 2021 totaled $5.8 million, representing an increase of $3.0 million over the net interest income of $2.8 million earned for the first quarter of 2021.

The increase resulted from higher interest income, primarily due to growth of $527.3 million in average interest-earning assets during the second quarter of 2021, which resulted from the acquisition of $225.9 million of loans, $150.0 million of investments and $84.7 million of cash and cash equivalents in the Merger on April 1, 2021, as well as additional growth in cash balances of $37.5 million since the Merger.

Interest expense for the second quarter of 2021 increased by $131 thousand over the first quarter of 2021 due to an increase of $395.7 million in average interest-bearing liabilities, which primarily resulted from the assumption of $307.6 million of interest-bearing deposits, $73.9 million of borrowings and $3.2 million of Federal Home Loan Bank (“FHLB”) advances in the Merger.  In addition, $46.1 million of non-interest-bearing deposits were assumed in the Merger.

The net interest margin decreased to 2.33% for the second quarter of 2021 from 2.40% for the first quarter of 2021 primarily due to lower rates earned on higher balances of interest-earning cash deposits in other banks, which increased to an average balance of $227.0 million during the second quarter compared to an average balance of $98.2 million during the first quarter of 2021. During the second quarter of 2021, the average interest rate earned on the cash deposits decreased to 0.13% from an average rate of 0.14% earned during the first quarter.

Second Quarter of 2021 Compared to Second Quarter of 2020

Net interest income increased by $2.8 million to $5.8 million for the second quarter of 2021 from $3.0 million for the second quarter of 2020.  The increase in net interest income primarily resulted from additional net interest income earned on assets acquired in the Merger and a decrease in the cost of funds.

Interest income and fees on loans receivable increased by $1.9 million to $6.3 million for the second quarter of 2021, from $4.4 million for the second quarter of 2020 due to an increase of $166.6 million in the average balance of loans receivable, which increased interest income by $1.7 million, and an increase of 14 basis points in the average yield on loans, which increased interest income by $159 thousand.

Interest income on securities increased by $375 thousand for the second quarter of 2021, compared to the second quarter of 2020.  The increase in interest income on securities primarily resulted from growth in the average balance of securities, which increased by $148.2 million because of securities acquired in the Merger.  The higher average balance of securities increased interest income by $430 thousand.  This increase was partially offset by the effects of  a decrease of 138 basis points in the average interest rate earned on securities, which decreased interest income by $55 thousand.

Other interest income increased by $70 thousand during the second quarter of 2021 compared to the second quarter of 2020.  Interest income on interest-earning cash in other banks increased by $25 thousand for the second quarter of 2021 compared to the second quarter of 2020 primarily due to higher average balances of $186.6 million due to the Merger, which increased interest income by $79 thousand.  This increase was partially offset by the effects of lower rates earned on interest-earning deposits in other banks of 33 basis points, which lowered interest income by $54 thousand.

Also, the Company recorded higher interest income on regulatory stock due to interest earned on Federal Reserve Board (“FRB”) stock and additional FHLB stock acquired in the Merger, which combined with interest on Broadway’s pre-Merger holdings of FHLB stock, helped to increase interest income by $45 thousand during the second quarter of 2021 compared to the second quarter of 2020.

Interest expense on deposits decreased by $490 thousand for the second quarter of 2021, compared to the second quarter of 2020.  The decrease was attributable to a decrease of 87 basis points in the average rate paid on deposits, which caused interest expense on deposits to decrease by $797 thousand.  This decrease was partially offset by the effects of an increase of $306.1 million in the average balance of deposits, primarily because of the Merger, which increased interest expense by $307 thousand.

Interest expense on borrowings increased by $16 thousand for the second quarter of 2021, compared to the second quarter of 2020 primarily due to an increase in average short term borrowings (securities sold under agreements to repurchase) of $60.1 million and a long term borrowing of $14 million  that were assumed in the Merger at an average rate of 0.09%.

The net interest margin decreased to 2.33% for the second quarter of 2021 from 2.43% for the second quarter of 2020.

First Six Months of  2021 Compared to the First Six Months of 2020

For the first six months of  2021, net interest income before provisions increased by over $2.7 million to $8.7 million compared to $5.9 million for the first six months of 2020.  The increase in net interest income primarily resulted from additional net interest income earned on assets acquired in the Merger and a decrease in the cost of funds.

Interest income and fees on loans receivable increased by $1.2 million during the first six months of 2021 compared to the first six months of 2020 due to an increase of $50.9 million in the average balance of loans receivable primarily resulting from the Merger, which increased interest income by over $1.0 million , and an increase of 5 basis points in the average loan yield, due to a higher average yield on the loan portfolio acquired from City First Bank in the Merger, which increased interest income by $116 thousand.

Interest income on securities increased by $361 thousand for the first six months of 2021, compared to the first six months of 2020.  The increase in interest income on securities primarily resulted from an increase of $73.8 million in the average balance of securities because of the Merger, which increased interest income by $469 thousand.  This increase was partially offset by the effects of a decrease of 135 basis points in the average interest yield earned on investment securities, which decreased interest income by $108 thousand.

Other interest income increased $5 thousand during the first six months of 2021 compared to the first six months of 2020.  The Company recorded higher interest income on regulatory stock during the first six months of 2021, primarily due to interest earned on FRB and FHLB stock acquired in the Merger , which combined with interest on Broadway’s holdings of FHLB stock, increased interest income by $32 thousand.  This increase was partially offset by a decrease of $27 thousand in interest income generated on interest-earning cash in other banks for the first six months of 2021 compared to the first six months of 2020.  The decrease was primarily due to a decrease of 65 basis points in the average rate earned on interest-earning cash, which more than offset the positive effects of an increase of $128.4 million in the average balance of interest-earning cash because of the Merger.

During the first six months of 2021, interest expense on deposits decreased by $1.2 million due to a decrease of 90 basis points in the average cost of deposits, which decreased interest expense by $1.3 million.  This decrease was partially offset by the effects of an increase of $155.2 million in the average balance of deposits, primarily because of deposits assumed in the Merger, which increased interest expense by $145 thousand.

During the first six months of 2021, interest expense on borrowings decreased by $53 thousand, compared to the first six months of 2020.  The decrease in interest expense on borrowings was primarily due to lower rates paid on FHLB advances and Broadway’s junior subordinated debentures, which offset additional interest expenses on borrowings assumed through the Merger.

The net interest margin decreased by 10 basis points to 2.35% for the for the first six months of 2021 from 2.45% for the same period in 2020.

Loan Loss Provision

As a smaller reporting company as defined by the SEC, Broadway is not required to adopt the current expected credit losses (“CECL”), accounting standard until 2023; consequently, the Bank’s allowance for loan and lease losses (“ALLL”) is based on evidence available at the date of preparation of its financial statements (incurred loss method), rather than projections of future economic conditions over the life of the loans.  In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt service coverage and loan-to-value ratios.  The Bank recorded a loan loss provision of $81 thousand during the second quarter and the first six months of 2021 due to growth in the loan portfolio.  No loan charge-offs were recorded during the first six months of 2021.

The ALLL was $3.3 million or 0.53% of gross loans held for investment at June 30, 2021, compared to $3.2 million, or 0.88% of gross loans held for investment, at March 31, 2021 and December 31, 2020.  The ALLL as a percentage of gross loans decreased because acquired loans are recorded at fair value without any ALLL at the acquisition date.  The increase in ALLL during the second quarter of 2021 resulted from originating more loans than the amount of loan payoffs during the quarter.  The ALLL as a percentage of non-performing loans was 448.4% at June 30, 2021 compared to 423.0% at March 31, 2021 and 408.5% at December 31, 2020.  The Bank’s total non-performing assets were $735 thousand  at June 30, 2021 compared to $760 thousand at March 31, 2021 and $787 thousand at December 31, 2020.  The Bank did not have any real estate owned from foreclosures (“REO”) at June 30, 2021, March 31, 2021, or December 31, 2020.

Non-interest Income

Non-interest income for the second quarter of 2021 totaled $2.2 million compared to $242 thousand for the second quarter of 2020.  Non-interest income increased by $2.0 million primarily due to a grant of $1.8 million from the CDFI Fund during the second quarter.  The Bank fulfilled its performance obligations for the award during the second quarter, and therefore, recorded the award as grant income.  Other income during the second quarter of 2021 included $154 thousand in management fees related to New Market Tax Credit projects managed by City First Bank in Washington, D.C.  No gain on sale of loans was recorded during the second quarter and first six months of 2021 compared to gains of $116 thousand recorded during the second quarter of 2020 and $123 thousand during the first six months of 2020.

For the first six months of 2021, non-interest income totaled $2.3 million compared to $439 thousand for the same period in the prior year.  The increase of $1.9 million in non-interest income was primarily due to the grant of $1.8 million received from the CDFI Fund during the second quarter of 2021.

Non-interest Expense

Non-interest expense for the second quarter of 2021 totaled $5.4 million, compared to $3.4 million for the second quarter of 2020.  The increase of $2.0 million in non-interest expense during the second quarter of 2021 compared to the same quarter of 2020 was primarily due to the inclusion of the non-interest expenses of the acquired operations of the Bank, which included increases of $836 thousand in compensation and benefits expense, $345 thousand in information services expense, $307 thousand in occupancy expense, $93 thousand in loan related expenses, and $82 thousand in supervisory costs.  In addition, non-interest expense for the second quarter of 2021 included $207 thousand in Merger-related costs and $131 thousand in amortization of the core deposit intangible that was recorded in connection with the Merger.

For the first six months of  2021, non-interest expense totaled $14.0 million, compared to $6.6 million for the same period in the prior year.  The increase of $7.4 million in non-interest expense was primarily due to Merger-related expenses of $5.6 million in 2021, as well as the inclusion of the non-interest expenses of the acquired operations of the Bank.

Income Tax Expense or Benefit

Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21%.  State taxes are recorded at the State of California tax rate and apportioned based on an allocation schedule to reflect that a portion of the Bank’s operations are conducted in the Washington, D.C. area.  The Company recorded income tax expense of $1.8 million during the second quarter, representing an effective rate of 71.3%, and a benefit of $348 thousand during the first six months of 2021.  The high effective income tax for the second quarter reflects changes in the assumptions used to estimate the Company’s annual income tax expense.  Income tax expense for the second quarter and first six months of 2021 also includes an increase of $369 thousand in the valuation allowance on the Company’s deferred tax assets to record the write down of the tax benefits from net operating losses for the State of California, net of the federal tax benefit.  This change in the valuation allowance was required because the shares of common stock issued in the private placements that closed a few days after the Merger triggered a limitation on the use of the deferred tax assets.

Balance Sheet Summary

Total assets increased by $557.6 million to $1.041 billion at June 30, 2021 from $483.4 million at December 31, 2020.  The increase in total assets was primarily due to the Merger, which increased total assets by $501.2 million.  The following table represents the assets acquired and liabilities assumed in the Merger as of April 1, 2021 (subject to adjustment for up to one year after the Merger date):

	CFBanc Book Value	Fair Value Adjustments	Fair Value
Assets acquired
Cash and cash equivalents	$84,745	$-	$84,745
Securities available-for-sale	150,052	(77)	149,975
Loans:
Gross loans receivable held for investment	227,669	(1,784)	225,885
Deferred fees and costs	(315)	315	-
Allowance for loan losses	(2,178)	2,178	-
	225,176	709	225,885
Accrued interest receivable	1,637	-	1,637
FHLB and FRB stock	1,061	-	1,061
Office properties and equipment	5,152	1,801	6,953
Deferred tax assets, net	890	(1,608)	(718)
Goodwill	-	25,996	25,996
Core deposit intangible	-	3,329	3,329
Other assets	2,290	-	2,290
Total assets	$471,003	$30,150	$501,153

Liabilities assumed
Deposits	353,671	51	353,722
FHLB advances	3,057	109	3,166
Other borrowings	73,945	-	73,945
Accrued expenses and other liabilities	4,063	-	4,063
Total liabilities	434,736	160	434,896
			-
Excess of assets acquired over liabilities assumed	$36,267	$29,990	$66,257
Total liabilities and equity	$471,003	$30,150	$501,153

Loans receivable increased by $254.6 million during the first six months of 2021 primarily due to loans of $225.9 million acquired in the Merger on April 1, 2021.  Originations of multi-family loans totaled $46.9 million since the closing of the Merger and $70.8 million during the first six months of 2021. Since the Merger, the Bank originated PPP loans of $26.4 million, commercial real estate loans of $7.9 million (excluding multi-family), construction loans of $4.0 million, single family residential loans of $2.4 million, and other loans of $1.6 million.  Repayments totaled $61.8 million  during the second quarter and $83.4 million during the first six months of 2021.

Investments increased by $148.1 million during the first six months of 2021 due to investments of $150.0 million acquired in the Merger and investment purchases of $4.1 million, partially offset by net amortizations and paydowns of mortgage-backed securities of $6.0 million.

Deposits increased to $705.0 million at June 30, 2021 from $315.6 million at December 31, 2020, due to deposits of $353.7 million that were assumed in the Merger and additional growth in deposits of $39.0 million since the Merger, primarily in money market and demand deposit accounts.

FHLB advances decreased to $96.0 million at June 30, 2021 from $110.5 million at December 31, 2020 due to the payoff of $22.5 million in advances at maturity during the second quarter, partially offset by $3.0 million in advances assumed in the Merger (net of payments), and one overnight advance of $5 million.  The weighted average rate on FHLB advances was 1.83% at June 30, 2021 compared to 1.94% at December 31, 2020.

Stockholders' equity was $143.5 million, or 13.78% of the Company’s total assets at June 30, 2021, compared to $48.9 million, or 10.11.% of the Company’s total assets at December 31, 2020.  The Company issued $63.3 million in common stock at a price per share of $2.49 and $3.0 million in preferred stock in connection with the Merger.  In addition, the Company raised $30.9 million in net proceeds (after costs of $2.0 million)  from the sale of 18,474,000 shares in common stock in private placements at a price of $1.78 per share immediately following the Merger on April 6, 2021.  A summary of the changes in the number of common shares outstanding during the second quarter is shown below:

	Number of Common Shares Outstanding
	Class A Voting Common Stock	Class B Non-Voting Common Stock	Class C Non-Voting Common Stock	Total Common Stock

Shares Outstanding at March 31, 2021	19,142,498	-	8,756,396	27,898,894

Issued in Merger	13,999,870	11,404,621	-	25,404,491
RSUs canceled upon vesting in Merger	(52,105)	-	-	(52,105)

Total Post Merger	33,090,263	11,404,621	8,756,396	53,251,280

Exchanged post Merger	(681,300)	-	681,300	-
Issued in Private Placements	11,221,921	-	7,252,079	18,474,000

Total Outstanding at June 30, 2021	43,630,884	11,404,621	16,689,775	71,725,280

The Company’s book value was $1.96 per share at June 30, 2021, and its tangible book value was $1.55 per share at June 30, 2021.  Tangible book value per share is a non-GAAP measurement that excludes goodwill and the net unamortized core deposit intangible, which were both originally recorded in connection with the Merger. A reconciliation between book value and tangible book value per share is shown as follows:

As of June 30, 2021:	Common Equity Capital	Shares Outstanding	Per Share Amount
	(In thousands)
Book Value per Share	$140,463	71,725,280	$1.96
Less:
Goodwill	(25,996)
Net Unamortized Core Deposit Intangible	(3,198)
Tangible Book Value per Share	$111,269	71,725,280	$1.55

A capital contribution of $20 million was made to the Bank from the Company during the second quarter.  At June 30, 2021, the Bank’s Total Capital ratio was 15.54% and its Leverage Ratio (Tier 1 Capital to adjusted total assets) was 9.86%, compared to a Total Capital ratio of 20.20% and a Leverage ratio of 9.54% at December 31, 2020.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Shareholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@broadwayfederalbank.com

Media Relations
Gloria Nauden, VP Marketing & Communications, (202) 528-9005
gnauden@cityfirstbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”  “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time due to integration activities related to the Merger; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the Merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-Merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that the we may not be able to successfully integrate the businesses of the pre-Merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the Merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at https://www.broadwayfederalbank.com/financial-highlights and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2021	December 31, 2020
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$210,383	$96,109
Securities available-for-sale, at fair value	158,832	10,698
Loans receivable held for investment	618,014	363,344
Allowance for loan losses	(3,296)	(3,215)
Loans receivable held for investment, net of allowance	614,718	360,129
Total assets	1,040,998	483,378
Deposits	705,041	315,630
FHLB advances	96,022	110,500
Junior subordinated debentures	2,805	3,315
Securities sold under agreements to repurchase	70,660	-
Notes payable	14,000	-
Stockholders' equity of Broadway Financial Corporation	143,463	48,885

Tangible book value per share	$1.55	$1.74
Equity to total assets	13.78%	10.11%

Asset Quality Ratios:
Non-accrual loans to total loans	0.12%	0.22%
Non-performing assets to total assets	0.07%	0.16%
Allowance for loan losses to total gross loans	0.53%	0.88%
Allowance for loan losses to non-performing loans	448.44%	408.51%

Non-Performing Assets:
Non-accrual loans	$735	$787
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$735	$787

Delinquent loans (greater than 30 days)	$1,885	$-

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2021		2020		2021		2020
Interest income	$6,884		$4,568		$10,661		$9,139
Interest expense	1,063		1,537		1,995		3,210
Net interest income	5,821		3,031		8,666		5,929
Loan loss provision	81		-		81		29
Net interest income after loan loss provision	5,740		3,031		8,585		5,900
Non-interest income	2,192		242		2,315		439
Non-interest expense	(5,374)		(3,402)		(14,001)		(6,551)
Income (loss) before income taxes	2,558		(129)		(3,101)		(212)
Income tax expense (benefit)	1,824		(345)		(348)		(395)
Net income (loss)	734		216		(2,753)		183
Less: Net income attributable to non-controlling interest	(33)		-		(33)		-
Net Income Attributable to Broadway Financial Corporation	$701		$216		$(2,786)		$183

Earnings per common share-diluted	$0.01		$0.01		$(0.06)		$0.01

Loan originations (1)	$89,114		$49,601		$113,075		$115,540

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.27%	(2)	0.17%	(2)	-0.73%	(2)	0.07%	(2)
Return on average equity	1.97%	(2)	1.76%	(2)	-5.83%	(2)	0.75%	(2)
Net interest margin	2.33%	(2)	2.43%	(2)	2.35%	(2)	2.45%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Financial Condition
(In thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Cash and due from banks	$41,730	$71,110
Interest-bearing deposits in other banks	168,653	24,999
Cash and cash equivalents	210,383	96,109
Securities available-for-sale, at fair value	158,832	10,698
Loans receivable held for investment, net of allowance of $3,296 and $3,215	614,718	360,129
Accrued interest receivable	2,572	1,202
Federal Home Loan Bank (FHLB) stock	2,896	3,431
Federal Reserve Bank (FRB) stock	693	-
Office properties and equipment, net	9,159	2,540
Bank owned life insurance	3,168	3,147
Deferred tax assets, net	5,513	5,633
Core deposit intangible	3,198	-
Goodwill	25,996	-
Other assets	3,870	489
Total assets	$1,040,998	$483,378

Liabilities and stockholders’ equity

Liabilities:
Deposits	$705,041	$315,630
Securities sold under agreements to repurchase	70,660	-
FHLB advances	96,022	110,500
Junior subordinated debentures	2,805	3,315
Notes payable of the VIE	14,000	-
Accrued expenses and other liabilities	8,975	5,048
Total liabilities	897,503	$434,493
Stockholders' Equity:
Cumulative Redeemable Perpetual Preferred stock, Series A, $.01 par value, authorized 3,000 shares at June 30, 2021 and none at December 31, 2020; issued and outstanding 3,000 shares at June 30, 2021 and none at December 31, 2020	3,000	-
Common stock, Class A, $.01 par value, voting, authorized 75,000,000 shares at June 30, 2021 and 50,000,000 shares at December 31, 2020; issued 46,248,710 shares at June 30, 2021 and 21,899,584 shares at December 31, 2020; outstanding 43,630,884 shares at June 30, 2021 and 19,281,758 shares at December 31, 2020	462	219
Common stock, Class B, $.01 par value, non-voting, authorized 15,000,000 shares at June 30, 2021 and none at December 31, 2020; issued and outstanding 11,404,621 shares at June 30, 2021 and none at December 31, 2020	114	-
Common stock, Class C, $.01 par value, non-voting, authorized 25,000,000 shares at June 30, 2021 and December 31, 2020; issued and outstanding 16,689,775 at June 30, 2021 and 8,756,396 shares at December 31, 2020	167	87
Additional paid-in capital	140,125	46,851
Retained earnings	4,997	7,783
Unearned Employee Stock Ownership Plan (ESOP) shares	(861)	(893)
Accumulated other comprehensive gain (loss), net of tax	785	164
Treasury stock-at cost, 2,617,826 shares at June 30, 2021 and at December 31, 2020	(5,326)	(5,326)
Total Broadway Financial Corporation and Subsidiary stockholders’ equity	143,463	48,885
Non-controlling interest	32	-
Total liabilities and stockholders’ equity	$1,040,998	$483,378

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share)
Interest income:
Interest and fees on loans receivable	$6,300	$4,429	$9,944	$8,788
Interest on mortgage-backed and other securities	440	65	496	135
Other interest income	144	74	221	216
Total interest income	6,884	4,568	10,661	9,139

Interest expense:
Interest on deposits	477	967	860	2,022
Interest on borrowings	586	570	1,135	1,188
Total interest expense	1,063	1,537	1,995	3,210

Net interest income	5,821	3,031	8,666	5,929
Loan loss provision	81	-	81	29
Net interest income after loan loss provision (recapture)	5,740	3,031	8,585	5,900

Non-interest income:
Service charges	36	94	129	238
Gain on sale of loans	-	116	-	123
CDFI Grant	1,826	-	1,826	-
Other	330	32	360	78
Total non-interest income	2,192	242	2,315	439

Non-interest expense:
Compensation and benefits	2,819	1,983	8,209	4,038
Occupancy expense	627	320	935	635
Information services	566	221	807	458
Professional services	513	571	2,452	835
Supervisory costs	177	95	247	112
Office services and supplies	59	87	154	163
Loan related expenses	76	(17)	106	(10)
Corporate insurance	8	32	254	64
Amortization of core deposit intangible	131	-	131	-
Other	398	110	706	256
Total non-interest expense	5,374	3,402	14,001	6,551

Income (loss) before income taxes	2,558	(129)	(3,101)	(212)
Income tax expense (benefit )	1,824	(345)	(348)	(395)
Net income (loss)	$734	$216	$(2,753)	$183
Less: Net income attributable to non-controlling interest	(33)	-	(33)	-
Net Income Attributable to Broadway Financial Corporation	$701	$216	$(2,786)	$183

Other comprehensive income, net of tax:
Unrealized gains on securities available-for-sale arising during the period	$1,022	$155	$864	$330
Income tax expense	290	46	243	98
Other comprehensive income, net of tax	732	109	621	232

Comprehensive income (loss)	$1,466	$325	$(2,132)	$415

Earnings (loss) per common share-basic	$0.01	$0.01	$(0.06)	$0.01
Earnings (loss) per common share-diluted	$0.01	$0.01	$(0.06)	$0.01

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cash flows from operating activities:

Net (loss) income	$(2,753)	$183
Adjustments to reconcile net income to net cash used in operating activities:
Loan loss provision	81	29
Depreciation	345	115
Net amortization of deferred loan origination costs	964	136
Net amortization of premiums on mortgage-backed securities	231	19
Amortization of investment in affordable housing limited partnership	26	53
Amortization of core deposit intangible	131	-
Director compensation expense-common stock	45	45
Amortization of premium on FHLB stock	(7)	-
Stock-based compensation expense	169	179
Valuation allowance on deferred tax asset	370	-
ESOP compensation expense	47	32
Earnings on bank owned life insurance	(21)	(23)
Originations of loans receivable held for sale	-	(110,908)
Proceeds from sales of loans receivable held for sale	-	60,997
Repayments on loans receivable held for sale	-	315
Gain on sale of loans receivable held for sale	-	(123)
Change in assets and liabilities:
Net change in deferred taxes	(1,210)	(271)
Net change in accrued interest receivable	267	(68)
Net change in other assets	(1,118)	(349)
Net change in advance payments by borrowers for taxes and insurance	310	43
Net change in accrued expenses and other liabilities	(447)	442
Net cash used in operating activities	(2,570)	(49,154)

Cash flows from investing activities:

Cash acquired in merger	84,745	-
Net change in loans receivable held for investment	(29,749)	23,265
Principal payments on available-for-sale securities	6,547	1,125
Purchase of available-for-sale securities	(4,073)	-
Purchase of FHLB stock	(152)	(670)
Proceeds from redemption of FHLB stock	1,055	-
Purchase of office properties and equipment	(56)	-
Disposals of office property and equipment	45	(328)
Net cash provided by investing activities	58,362	23,392

Cash flows from financing activities:

Net change in deposits	35,690	18,054
Net increase in securities sold under agreements to repurchase	10,613	-
Proceeds from sale of stock (net of costs)	30,837	-
Distributions to non-controlling interest	(165)
Proceeds from FHLB advances	5,000	66,000
Repayments of FHLB advances	(22,535)	(33,500)
Stock cancelled for income tax withholding	(448)	-
Repayments of junior subordinated debentures	(510)	(510)
Net cash provided by financing activities	58,482	50,044
Net change in cash and cash equivalents	114,274	24,282
Cash and cash equivalents at beginning of the period	96,109	15,566
Cash and cash equivalents at end of the period	$210,383	$39,848
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,803	$3,290
Cash paid for income taxes	429	3
Assets acquired (liabilities assumed) in acquisition:
Securities available for sale, at fair value	$149,975	$-
Loans receivable	225,885	-
Accrued interest receivable	1,637	-
FHLB and FRB stock	1,061	-
Office property and equipment	6,953	-
Goodwill	25,966	-
Core deposit intangible	3,329	-
Other assets	2,290	-
Deposits	(353,721)	-
FHLB advances	(3,166)	-
Securities sold under agreements to repurchase	(59,945)	-
Other borrowings	(14,000)	-
Deferred taxes	(717)	-
Accrued expenses and other liabilities	(4,064)	-
Preferred stock	(3,000)	-
Common stock	(63,257)	-